Exhibit 1.1

amendment to RestructuriNg Term Sheet

JULY 11, 2008

AMENDMENT TO RESTRUCTURING TERM SHEET.  This “Amendment”, dated as of July 11, 2008, is by and among Mrs. Fields Famous Brands, LLC and Mrs. Fields Financing Company, Inc. (collectively, “Mrs. Fields”), the Ad Hoc Committee (the “Committee”), and Mrs. Fields Original Cookies, Inc. (“MFOC”).

WHEREAS Mrs. Fields, MFOC and certain members of the Committee entered into that certain restructuring term sheet dated June 2, 2008 (the “Term Sheet”).  Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to such terms in the Term Sheet.

WHEREAS the Exchange Offer described in the Term Sheet was not commenced by June 30, 2008.

WHEREAS pursuant to Section IV of the Term Sheet, the failure to commence the Exchange Offer by June 30, 2008 relieves the Committee of the obligation to support the Restructuring, in its sole discretion.

WHEREAS the signatories to the Term Sheet desire to amend Section IV of the Term Sheet in certain respects on the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each signatory hereto, intending to be legally bound hereby, agrees as follows:

1.             Amendment of Section IV.  Section IV of the Term Sheet shall be and is hereby replaced in its entirety with the following:

This Term Sheet and the obligations hereunder shall terminate if (a) any of the following events shall have occurred or, as applicable, shall not have occurred by the dates referenced in each item below, and (b) any member of the Committee provides Mrs. Fields with notice of such termination; provided, however, that Mrs. Fields shall have 48 hours to cure (with the sufficiency of the cure to be determined by the Committee in its sole discretion) the failure of an event to occur or, as applicable, not occur by the dates referenced in each item below, so long as Mrs. Fields has not been provided with a notice of termination prior to such cure.  Barring a timely cure by Mrs. Fields, the failure to satisfy a condition may be waived only by each member of the Committee acting jointly and the right to terminate this Term Sheet shall be a continuing right once the 48-hour cure period has passed.

i.

If, upon the completion of diligence by AG, including without limitation, diligence with respect to the intercompany relationships between the Company, MFOC and its parent entities, the results of such diligence are materially inconsistent with the representations and covenants from the Company and MFOC herein regarding intercompany and parent entity liabilities;

ii.

If the Committee determines to attempt to proceed with the Restructuring, including a structure that includes MFOC as a restructured entity, the failure of the Company to deliver by July 11, 2008 all materials necessary to satisfy the Committee in its sole discretion that such structure does not adversely effect the economic interests of the Noteholders;

iii.

If any request by the Committee for guarantee of the New Notes by MFOC and a pledge securing such guarantee by MFOC of substantially all of its assets, including, without limitation, its equity interests in Mrs. Fields, is not agreed to and thereafter incorporated into this Term Sheet;

iv.

If the Committee, Company and MFOC are not able to negotiate and execute an amendment to the Restructuring Support Agreement acceptable to each member of the Committee by July 16, 2008, with such amendment to include, without limitation, expanded representations, warranties and covenants of the Company and MFOC related to the restructuring of MFOC;

v.

If the Company experiences a material adverse event prior to the Effective Date and the holders of a majority of the Notes held by the members of the Committee invoke such condition. For such purposes, a “material adverse event”, shall mean any circumstance, change, effect, event, occurrence, state of facts or development, either alone or in combination that has a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, as measured against its financial condition or results of operations as disclosed in the Company’s filings with the U.S. Securities and Exchange Commission or delivered to the Committee in writing prior to the date hereof, other than any adverse circumstance, change or effect arising (a) out of the announcement or implementation of the Restructuring, including a bankruptcy filing on terms and conditions consistent with the terms and conditions set forth herein if one is needed, or (b) solely from actions taken by the Noteholders in violation of this Term Sheet and the restructuring support agreement to which this Term Sheet in annexed;

vi.	If the Committee has not received the following documents from CRG by the following dates:

	a.	Updated cash flows through December 31, 2009, by July 25, 2008;

vii.	If the Committee has not received cash flow variance reports from Mrs. Fields by the following dates:

	a.	For week ended July 12, 2008, by July 15, 2008;

	b.	For the week ended July 19, 2008, by July 22, 2008; and

	c.	For the week ended July 26, 2008, by July 29, 2008;

viii.	If Bill Kuehn of CLEO is denied reasonable access to Mrs. Fields, its employees and professionals, including access to any requested files, documents and meetings;

ix.	If Mrs. Fields fails to engage KPMG, by July 11, 2008, to conduct a review of tax issues related to the corporate structure of the Company as a result of the Restructuring;

x.

If Mrs. Fields fails to engage, by July 11, 2008, Financial Balloting Group LLC (“FBG”) as information and exchange agent in connection with the Restructuring; provided, further, that $100,000 of the aggregate cost of FBG’s and KPMG’s engagements shall be considered Company Restructuring Fees, as defined in the Term Sheet;

xi.	If the Committee has not received final form of Exchange Offer-related documents agreed to be drafted by Mrs. Fields or its professionals by July 16, 2008;

xii.

If Akin Gump and CLEO fees for which invoices have been received are not paid in full by the Company within 10 days of receipt, including, without limitation, all outstanding invoices; provided, further, that Skadden’s and Blackstone’s invoices shall be paid no less current than Akin Gump’s and CLEO’s;

xiii.

If the Exchange Offer is not commenced by July 21, 2008, with such commencement date to be extended through July 31, 2008 if it is determined that the parties are working in good faith in order to implement the Restructuring;

xiv.	If required, the Petition Date shall not have occurred by September 15, 2008;

xv.	If the Plan and Disclosure Statement are not filed on the Petition Date;

xvi.

If on the Petition Date (or as soon as practicable, but not later than one week, thereafter), Mrs. Fields fails to file any other pleadings necessary to effectuate the confirmation of the Plan on an expedited and efficient basis;

xvii.	If the hearing seeking approval of the Disclosure Statement has not occurred within 45 days of the Petition Date;

xviii.

If the Disclosure Statement, including all exhibits, appendices and related documents, or a version thereof that is not inconsistent with the terms set forth herein and acceptable to the Committee, in its sole discretion, shall not have been approved by a final, non-appealable order of the Bankruptcy Court, in form and substance acceptable to the Committee within 60 days of the Petition

Date;

xix.

If the Plan, including all exhibits, appendices and related documents, or a version thereof that is not inconsistent with the terms set forth herein and acceptable to the Committee, in its sole discretion, shall not have been approved by an order of the Bankruptcy Court, in form and substance acceptable to the Committee within 90 days of the Petition Date;

xx.	If the Effective Date shall not have occurred within 120 days of the Petition Date;

xxi.	If the conversion of one or more of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code, unless such conversion is made with the prior written consent of the Committee;

xxii.	If the appointment of a trustee, receiver or examiner with expanded powers in one or more of the Bankruptcy Cases unless such appointment is made with the prior written consent of the Committee; or

xxiii.

If the amendment, modification or filing of a pleading by the Company seeking to amend or modify the Plan, Disclosure Statement or any documents related to the foregoing, including motions, notices, exhibits, appendices and orders, in any manner not acceptable to the Committee.

2.             Status Update Conference Calls.  Mrs. Fields and its representative will schedule and participate in telephonic conference calls, to occur daily on each weekday, with representatives from the Noteholders, in order to discuss Mrs. Fields’ progress with respect to the Restructuring and other matters provided for in the Term Sheet and this Amendment, unless Akin Gump confirms that a call should be cancelled on any given day.

3.             Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the parties to this Amendment shall be several, not joint.  Furthermore, it is understood and agreed that no party hereto has any duty of trust or confidence in any form with any other party hereto, and there are no commitments among or between them.  No prior history, pattern or practice of sharing confidences among or between the parties shall in any way affect or negate this understanding and agreement.

4.             Reaffirmation.  Except as specifically amended by the terms of this Amendment, the Term Sheet and each of the other documents, instruments and agreements executed and delivered in connection therewith remain in full force and effect in accordance with their terms.  If there is any conflict between the terms and conditions of the Term Sheet and the terms and provisions of this Amendment, the terms and provisions of this Amendment shall govern.

5.             Survival of Agreement.  Each of the Parties acknowledges and agrees that this Amendment is being executed in connection with the Term Sheet and negotiations concerning the Restructuring of Mrs. Fields and MFOC and in contemplation of a possible bankruptcy filing by Mrs. Fields and MFOC.  Furthermore, (i) the rights granted in this Amendment and the Term Sheet are enforceable by each signatory hereto without approval of the Bankruptcy Court, (ii) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code, and (iii) Mrs. Fields hereby waives its right to assert a contrary position in the Bankruptcy Cases, if any, with respect to the foregoing.

6.             Integration.  This Amendment and any agreement referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof.  The terms hereof may not be contradicted by any evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements among Mrs. Fields and the members of the Committee.

7.             Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf) or tagged image file format (.tif).

8.             Headings.  The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

9.             Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.  By its execution and delivery of this Amendment, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Amendment or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Amendment, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to New York jurisdiction, if the Bankruptcy Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Amendment.

IN WITNESS WHEREOF, Mrs. Fields, MFOC and the undersigned members of the Committee have executed this Amendment as of the date first written above

MRS. FIELDS FAMOUS BRANDS, LLC and MRS. FIELDS FINANCING COMPANY, INC.

By:
Name:
Title:

MRS. FIELDS ORIGINAL COOKIES, INC.

By:
Name:
Title:

PLAINFIELD SPECIAL SITUATIONS MASTER FUND LIMITED

By:
Name:
Title:

GSCP (NJ), LP, on behalf of the following
fund, in its capacity as Collateral Manager:

GSC PARTNERS CDO FUND II, LIMITED

By:
Name:
Title:

RIVER RUN MANAGEMENT, L.L.C.

By:
Name:
Title:

H PARTNERS MANAGEMENT LLC

By:
Name:
Title:

CARLYLE STRATEGIC PARTNERS, L.P.
By: CSP General Partner, L.P. By: TC Group CSP, L.L.C. CARLYLE STRATEGIC PARTNERS II, L.P. By: CSP II General Partner, L.P. By: TC Group CSP II, L.L.C.

By:
Name:
Title: